MINCO GOLD CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

December 31, 2008 and 2007

Index

Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Operations and Comprehensive Loss and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Management's Responsibility for Financial Reporting

The consolidated financial statements and the information contained in the annual report are the responsibility of the Board of Directors and management. The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include certain estimates that reflect management’s best judgments’ on information currently available. In the opinion of management, the accounting practices utilized are appropriate in the circumstances and the consolidated financial statements fairly reflect the financial position and results of operations of the Company within reasonable limits of materiality.

The Audit Committee of the Board of Directors is composed of three Directors and meets periodically with management and the independent auditors to review the scope and results of the annual audit and to review the consolidated financial statements and related financial reporting matters prior to submitting the consolidated financial statements to the Board of Directors for approval.

The consolidated financial statements have been audited by Ernst & Young LLP, Chartered Accountants, who were appointed by the shareholders. The auditors’ report outlines the scope of their examination and their opinion on the consolidated financial statements.

Ken Cai

Ellen Wei

President and CEO

Interim Chief Financial Officer

Vancouver, Canada

April 14, 2009

MINCO GOLD CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Expressed in Canadian Dollars)
[See Nature of Operations and Going Concern Uncertainty – Note 1]	December 31, 2008	December 31, 2007
ASSETS

Current assets
Cash and cash equivalents	2,604,411	1,302,483
Short-term investments (Note 4)	922,559	6,149,044
Receivables	896,731	319,337
Due from Minco Silver (Note 14(b))	1,246,282	4,639,788
Due from Minco Base Metals (Note 14(b))	506,569	271,999
Prepaid expenses and deposits	129,113	103,672
Assets of discontinued operations (Note 10)	-	5,838

	6,305,665	12,792,161

Long-term rental deposit	51,523	51,277
Long-term marketable securities (Note 5)	12,600	-
Mineral interests (Note 6)	-	358,500
Plant, property and equipment (Note 7)	513,521	499,710
Equity investment in Minco Silver (Note 8)	3,675,116	3,079,412
Assets of discontinued operations (Note 10)	-	4,461
Total assets	10,558,425	16,785,521

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Note 6(i))	5,671,434	889,863
Loan payable (Note 11)	2,881,237	-
Due to Minco Silver (Note 14(b))	-	1,929,893
Tax payable (Note 13)	136,136	-
Liabilities of discontinued operations (Note 10)	-	38,549

Total current liabilities	8,688,807	2,858,305
Commitments and contingencies (Notes 6(i) and 16)

Non-controlling interest (Note 9)	-	82,685

SHAREHOLDERS' EQUITY

Share capital (Note 12(a))	34,021,922	33,941,510

Contributed surplus (Note 12(c))	4,930,097	3,721,117

Deficit	(37,082,401)	(23,818,096)

Total shareholders’ equity	1,869,618	13,844,531

Total liabilities and shareholders’ equity	10,558,425	16,785,521
See Subsequent Events Note 20
See accompanying notes to consolidated financial statements
On behalf of the Board	“Malcolm Clay"	"Robert Callander "
Malcolm Clay		Robert Callander
Director		Director

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Consolidated Statements of Operations and Comprehensive Loss and Deficit

(Expressed in Canadian Dollars)
	Year ended December 31, 2008	Year ended December 31, 2007
Exploration permit (Note 6)	6,611,918	842,788
Exploration costs (Note 6 )	3,934,589	2,078,346
	10,546,507	2,921,134
Administrative expenses (Note 14)
Accounting and audit	184,294	122,020
Amortization	100,754	54,668
Consulting	284,006	76,368
Directors’ fees	48,000	62,500
Foreign exchange loss	991,029	417,813
Investor relations	353,862	579,498
Legal	49,231	47,408
Regulatory and filing	105,838	91,948
Meals and entertainment	75,845	51,104
Office and miscellaneous	169,644	201,038
Property investigation	88,353	218,672
Rent	222,044	233,011
Salaries and benefits	562,138	693,436
Stock-based compensation (Note 12(d))	1,242,953	2,022,850
Telephone	28,165	16,322
Interest expense (Note 6 )	211,402	-
Travel and transportation	109,691	127,380
	4,827,249	5,016,036
Operating loss	(15,373,756)	(7,937,170)
Other income (loss)
Gain on sale of exploration permit (Note 6)	425,632	-
Share of loss from equity investment in Minco Silver (Note 8)	(948,750)	(3,239,898)
Dilution gain (Note 8)	1,544,454	191,000
Write down of marketable securities	(75,600)	(232,546)
Gain on sale of Minco Silver shares (Note 8)	-	2,978,034
Write down of mineral interests	(358,500)	-
Gain on sale of commercial notes	3,790	-
Rental income	68,109	58,761
Sundry income	150,000	-
Interest income	138,250	248,010
Loss for the year before discontinued operations, non-controlling interest and tax expenses	(14,426,371)	(7,933,809)
Tax expenses (Note 13)	(85,349)	-
Loss for the year before discontinued operations and non-controlling interest	(14,511,720)	(7,933,809)
Non-controlling interest (Note 9)	82,685	429,442
Loss for the year from continuing operations	(14,429,035)	(7,504,367)
Earnings (loss) for the year from discontinued operations (Note 10)	1,164,730	(75,864)
Loss and comprehensive loss for the year	(13,264,305)	(7,580,231)

Deficit, beginning of year	(23,818,096)	(16,231,366)
Share buy back cost in excess of book value	-	(6,499)
Deficit, end of year	(37,082,401)	(23,818,096)
Loss per share from continuing operations -basic	(0.34)	(0.18)
Earnings per share from discontinued operations -basic	0.03	-
Earnings per share from discontinued operations -diluted	0.03	(0.00)
Loss per share - basic and diluted	(0.30)	(0.18)
Weighted average number of common shares outstanding - basic and diluted	42,970,813	42,908,809

See accompanying notes to consolidated financial statements

MINCO GOLD CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)
	Year ended December 31, 2008	Year ended December 31, 2007
Cash flows (used in) operating activities
Net loss from continuing operations for the year	(14,429,035)	(7,504,367)
Adjustment to reconcile net loss from continuing operations to cash provided by (used in) operating activities:
- amortization of equipment	100,754	54,668
- equity loss on investment in Minco Silver	948,750	3,239,898
- dilution gain	(1,544,454)	(191,000)
- stock-based compensation	1,242,953	2,022,850
- gain on sale of exploration permit (Note 6)	(425,632)	-
-foreign exchange loss	991,029	417,813
- non-controlling interest in loss	(82,685)	(429,442)
- write down of marketable securities	75,600	232,546
- write down of mineral interests	358,500	-
- gain on sale of Minco Silver shares	-	(2,978,034)
Change in non-cash working capital items:
- increase in receivables	(87,111)	(41,783)
- due from Minco Base Metals	(234,570)	(271,999)
- decrease (increase) in prepaid expenses and deposits	(25,687)	81,134
- increase in accounts payable and accrued liabilities	1,693,433	483,224
- increase in tax payable	85,349	-
Cash used for operating activities of continuing operations	(11,332,806)	(4,884,492)
Cash provided by operating activities of discontinued operations (Note 10)	677,004	1,756
	(10,655,802)	(4,882,736)
Cash flows from (used in) financing activities
Proceeds from issuance of shares in Minco Gold	46,439	105,808
Movement in loan payable	2,881,237	-
Cost of share buyback	-	(44,451)
Non-controlling interest (Note 9)	-	512,128
	2,927,676	573,485
Cash from (used) in investing activities of continuing operations
Acquisition of equipment	(114,565)	(245,978)
Decrease in short-term investments	5,138,285	4,745,616
Proceeds from sales of mineral interest	425,632	-
Proceeds from sale of Minco Silver shares (Note 8)	-	3,248,416
(Increase) decrease in Due from Minco Silver (Notes 14)	3,393,506	(1,903,602)
Cash from investing activities of continuing operations	8,842,858	5,844,452
Cash from investing activities of discontinued operations	4,461	-
	8,847,319	5,844,452
Effect of exchange rate changes on cash and cash equivalents	182,735	(417,814)
Increase in cash and cash equivalents	1,301,928	1,117,387
Cash and cash equivalents, beginning of period	1,302,483	185,096

Cash and cash equivalents, end of period	2,604,411	1,302,483
Interest income received during the year	138,250	248,010

See accompanying notes to consolidated financial statements

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

1.

Nature of Operations and Going Concern Uncertainty

Minco Gold Corporation (the “Minco Gold” and the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Caprock Energy Ltd. Following a number of name changes the Company became Minco Gold in 2007. The principal business activities include the acquisition, exploration and development of gold properties.

Minco Gold is exploring and evaluating gold mineral properties and projects in the People’s Republic of China (“China”) with the aim of bringing these properties to production. The ability of the Company to meet its commitments as they become payable, the exploration and development of mineral properties and projects, and the underlying value of the mineral properties are entirely dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company does not generate revenues and has accumulated losses since inception, and as at December 31, 2008 had an accumulated deficit of $37,082,401 and is unlikely to generate earnings in the immediate future. The continuation of the Company as a going concern is dependant upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to achieve its operating and developing objectives, confirmation of the Company’s interests in the underlying properties and the attainment of profitable operations. Management will continue, as appropriate, to seek other sources of financing on favourable terms; however, there are no assurances that any such financing can be obtained on favourable terms, if at all.  The outcome of these matters cannot be predicted at this time.  These financial statements do not reflect the adjustments to the carrying value of assets and liabilities, or the impact on the statement of operations and balance sheet classifications that would be necessary were the going concern assumption not appropriate.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

2.   Change in Accounting Policy

Development of Mineral Interests

Prior to January 1, 2008, the Company’s accounting policy was to commence capitalizing mineral property development costs only upon the establishment of proven and probable reserves based on results of final feasibility studies which indicate whether a property is economically feasible.  Prior to January 1, 2008, the Company had not previously identified any properties that it would take from exploration to development and through to production.

On January 1, 2008, the Company changed this policy to more appropriately align its policy with those applied by other comparable mineral property exploration and development companies at a similar stage.  The Company’s new policy is to commence capitalization of mineral property development costs after a mineral resource having economic potential is identified on a property, from which time a property is considered to be a development project and such expenditures are capitalized as development costs. A mineral resource is considered to have economic potential when it is expected that documented resources can be legally and economically developed considering long-term metal prices.

Prior to January 1, 2008, the Company capitalized only mineral property and mineral exploitation rights acquisition costs.  Exploration permit acquisition, exploration and development costs were expensed as incurred, as proven and probable reserves had not been established.  During 2008, the Company did not have any properties that would qualify for capitalization to a mineral interest. The adoption of this new accounting policy is to align the policy for consistent application with that of Minco Silver Corporation (“Minco Silver”) an equity investee that changed its accounting policy during 2008 (see Note 8), which as defined as part of a group, requires consistent application of policies.

3.

Significant Accounting Policies

(a)        Basis of Presentation and Consolidation

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and are presented in Canadian dollars.

The consolidated financial statements include the accounts of Minco Gold, its wholly-owned China subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”); its wholly owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”); its 65% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”); its 70% interest in the joint venture company Henan Zhongjia Minco Mining Co., Ltd. (“Zhongjia Minco”), and its 51% interest in the joint venture company Guangzhou MingZhong Mining Co., Ltd. (“MingZhong”).

Effective October 31, 2008, the Company sold its 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”) in an arms length transaction.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.   Significant Accounting Policies (continued)

At December 31, 2008, there are no balances from the joint venture reflected in the Company’s balance sheet (see Notes 6 and 9).

As at December 31, 2008, Minco Gold beneficially owns 13,000,000 shares of Minco Silver, which represents approximately 40.48% (2007 – 41.75%) of Minco Silver’s share capital. The Company uses the equity method to account for the investment in Minco Silver (see note 7).

All inter-company accounts and transactions have been eliminated.

(b)         Use of Estimates and measurement uncertainty

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the consolidated financial statements of changes in such estimates in future periods could be significant. Accounts that require management to make material estimates and significant assumptions in determining the amounts recorded include amortization, mineral interests, accrued liabilities, income taxes and contingencies. Actual results could differ from those estimated.

(c)          Cash and cash equivalents

Cash and cash equivalents consist of short-term money market instruments which are highly-liquid investments and readily convertible into cash with a remaining term to maturity of 90 days or less when acquired. As of December 31, 2008 and 2007, cash and cash equivalents consisted of cash and cashable guaranteed investment certificates.

(d)        Short-term Investments

Short-term investments comprise marketable securities and guaranteed investment certificates with remaining terms to maturity of greater than 90 days when acquired. Marketable securities are valued at mark to market with a published price quotation at the balance sheet date. Short-term investments are classified as held-for-trading financial instruments in accordance with the requirements of Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3855 “Financial Instruments”, adopted by the Company on January 1, 2007. These investments are recorded at fair value with unrealized gains and losses being recorded in income in the current period.

(e)        Plant, Property and Equipment

Plant, property and equipment are recorded at cost less accumulated amortization, depreciation and depletion.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.    Significant Accounting Policies (continued)

Other assets are depreciated using the declining-balance method based on their estimated useful lives as following:

Computer Equipment

30% per year declining-balance

Mining Equipment

30% per year declining-balance

Office Equipment and Furniture

20% per year declining-balance

Motor Vehicles

30% per year declining -balance

Leasehold Improvement

5 years straight line

Amortization is provided at half the annual rate in the year of acquisition.

(f)         Acquisition, Exploration and Development of Mineral Interests

During the year ended December 31 2008, the Company changed its accounting policy relating to mineral property development expenditures (see note 2).

Costs incurred for the acquisition of mineral property and mineral exploitation rights, including option payments under acquisition agreements, are capitalized until such time as the related interest is placed into production, sold, abandoned or where management has determined that conditions of impairment in carrying value have occurred.

Costs incurred for exploration permits are charged to expense as they do not convey a right to exploit any minerals found on the underlying properties.

Where a specific mineral interest property is identified as having a resource with economic potential, costs specific to the development of the particular project are capitalized as development costs and carried at cost until the properties to which they relate are placed into commercial production, sold, abandoned or determined by management to be impaired in value.

A mineral resource is considered to have economic potential when it is expected that documented resources can be legally and economically developed considering long-term metal prices. Therefore, prior to capitalizing such costs, management determines that the following conditions have been met:

i.

There is a probable future benefit that will contribute to future cash inflows;

ii.

The Company can obtain the benefit and control access to it; and

iii.

The transaction or event giving rise to the benefit has already occurred.

Costs of abandoned projects are charged to operations upon abandonment. Costs relating to any producing mineral interest would be amortized on the unit-of-production

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.     Significant Accounting Policies (continued)

method based on the estimated life of the ore reserves, while costs for the prospects abandoned would be written-off. Costs incurred after the property is placed into production that increase production volume or extend the life of the mine are capitalized.

Common shares issued for mineral property acquisition are recorded when issued based on the fair value of the shares at the date of issuance.

The recoverability of the amount capitalized for the capitalized mineral interests is dependent upon the determination of economically recoverable ore reserves, confirmation of the Company's interest in the underlying mineral claims, the ability to farm-out its resource properties, the ability to obtain the necessary financing to complete their development and future profitable production or proceeds from the disposition thereof.

Costs incurred for new project evaluation and consulting where no acquisition or future benefits are expected to be derived and no specific mineral interest property development programs has been planned and budgeted by management are expensed as incurred.

(g) Impairment

The carrying values of mineral interests and plant, property and equipment are reviewed on an annual basis and when changes in circumstances suggest their carrying value may become impaired.  Management considers assets to be impaired if the carrying value exceeds the estimated undiscounted future projected cash flows from the use of the asset or mineral interests and its eventual disposition. If impairment is deemed to exist, the assets or development property will be written down to fair value with a charge to operations.

(h)

Asset Retirement Obligations

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which they are incurred and in which a reasonable estimate of such costs can be made.  The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related asset and depreciated over the life of the asset. Over time, the liability is increased to reflect an interest element (accretion expenses) considered in its initial measurement at fair value. The amount of liability will be subject to re-measurement at each reporting period. It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, the extent of environmental remediation required, and the means of reclamation or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

As at December 31, 2008 and 2007, the Company did not have any asset retirement obligations.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.

 Significant Accounting Policies (continued)

(i)

Revenue/Income Recognition

The Company recognizes interest income on cash and cash equivalents and short-term investments and rental income on office space sub-let to related parties, as it is earned

(j)

Stock Based Compensation

The Company grants stock options to buy common shares of the Company to directors, officers, employees and service providers. The board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options were granted.

The Company applies the fair-value method of accounting in accordance with the recommendations of CICA Handbook Section (“CICA 3870”), “Stock-based Compensation and Other Stock-based Payments”. Stock-based compensation expense is calculated using the Black-Scholes option pricing model with a corresponding credit to contributed surplus, on a straight-line basis over the vesting period. Warrants granted are recorded at estimated fair values using the Black-Scholes pricing model. If and when the stock options or warrants are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

(k)

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share amounts are calculated giving effect to the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method.

As the Company incurred net consolidated losses in the current fiscal year no adjustment to the computation of loss per share is required for options or warrants as their inclusion would be anti-dilutive. The Company had net earnings from discontinued operations and the calculation of diluted earnings per share gave effect of the employee stock options over common shares were exercised to common shares using the treasury stock method.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.

 Significant Accounting Policies (continued)

(l)

Income Taxes

The Company follows the liability method of accounting for income taxes. Future income taxes are recognized for the future tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases on the balance sheet date. Future income tax assets and liabilities are measured using substantially enacted income tax rates expected to apply in which temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in substantially enacted rates is included in operations. A future income tax asset is recorded when the probability of the realization is more likely than not.

(m)

Translation of Foreign Currencies

The Company’s functional currency is the Canadian dollar as the Company has raised its treasury in Canadian funds and when funds are advanced to its Chinese subsidiaries, the investment is treated as registered capital. The Company follows the temporal method of accounting for the translation of its integrated foreign operations and for foreign currency transactions. Under this method, transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the transaction dates.  At year-end, monetary assets and liabilities are re-measured at the year-end exchange rates, and non-monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at their historical exchange rates.  The exchange gains and losses on translation are charged to operations.

(n)

Equity investments

Investments in which the Company has a significant influence or owns between 20% and 50% are accounted for by the equity method, whereby the Company records its proportionate share of the investee’s income or loss.

(o)

Comprehensive Income and equity

The Company reports their comprehensive income, which is changes in equity, from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with Canadian GAAP.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.

Significant Accounting Policies (continued)

(p)

Financial Instruments

Financial assets and liabilities are recognized on the balance sheet when the Company becomes party to the contractual provisions of the instrument. Financial instruments are initially recognized and subsequently measured based on their classification as held-for trading, available for sale financial assets, held-to-maturity, loans and receivables, or other financial liabilities as follows:

(i) Held-for-trading financial instruments are purchased and incurred with the intention of generating income in the near term. These instruments are measured at their fair value with changes in fair value recognized in net income for the period.

(ii) Held-to-maturity investments are financial assets with fixed or determinable payments that the Company has the intention and ability to hold-to-maturity. These are initially recognized at fair value and are measured at amortized cost using the effective interest rate method.

(iii) Loans and receivables are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost, using the effective interest method.

(iv) Other financial liabilities are initially recognized at fair value and are measured at amortized cost using the effective interest rate method.

(q)

Leases

Operating lease payments are recognized as an expense in the income statement over the lease term.

An operating lease is a lease in which the lessor does not transfer substantially all of the benefits and risks associated to ownership of the property.

(r)

Adoption of Recent Accounting Pronouncements

On January 1, 2008, the Company adopted six standards that were issued by the Canadian Institute of Chartered Accountants: Handbook Section 1400, General Standards of Financial Statement Disclosure (“Section 1400”), Handbook Section 1506, Accounting Changes (“Section 1506”), Handbook Section 1535, Capital Disclosures ("Section 1535"), Handbook Section 3031, Inventories – (“Section 3031”), Handbook Section 3862, Financial Instruments - Disclosures ("Section 3862") and Handbook Section 3863, Financial Instruments - Presentation ("Section 3863"). These standards were adopted on a prospective basis without restatement of prior periods.

(i) General Standards of Financial Statement Disclosure - Section 1400

Section 1400, General Standards of Financial Statement Disclosure establishes standards for assessing a company’s ability to continue as a going concern and disclosing any material uncertainties that cast doubt upon its ability to continue as a going concern. The Company’s disclosure reflects such assessment and discussion (see Note 1).

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.

Significant Accounting Policies (continued)

(ii) Accounting Changes – Section 1506

Section 1506, Accounting Changes, prescribes the criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and corrections of errors. This Section allows for voluntary changes in accounting policies only if they result in the consolidated financial statements providing reliable and more relevant information. In addition, this Section requires entities to disclose the fact that they did not apply a primary source of GAAP that have been issued but not yet effective. The adoption of this Section has had an impact on the financial position or results of operations for the year ended December 31, 2008 as the change in accounting policy, described in note 2 had to meet the standard of providing reliable and more relevant information of the Company’s financial position and performance.

(iii) Capital disclosures – Section 1535

Section 1535, Capital Disclosures, establishes disclosure requirements regarding an entity’s capital, including:

(i) an entity’s objectives, policies, and processes of managing capital.

(ii) quantitative data about what the entity regards as capital;

(iii) whether the entity has complied with any externally imposed capital requirements; (iv) if it has not complied, the consequences of such non-compliance. The new standard has had no impact on the financial position or results of operations for the year ended December 31, 2008 (Note 19).

(iv) Financial instruments – Sections 3862 and 3863

Section 3862, Financial Instruments – Disclosures and Section 3863, Financial Instruments – Presentation replace Section 3861 Financial Instruments – Disclosure and Presentation. These new sections revise and enhance disclosure requirements while leaving presentation requirements unchanged. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The new standards have had no impact on the financial position or results of operations for the year ended December 31, 2008.

(v) Inventories – Section 3031

Section 3031, Inventories, provides more guidance on the measurement and disclosure requirements for inventories. Specifically the new pronouncement requires inventories to be measured at the lower of cost or net realizable value, and provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value. The new standard has had no impact on the financial position or results of operations for the year ended December 31, 2008

(s)

Recent Accounting Pronouncements

(i) Convergence with International Financial Reporting Standards

In 2006, Canada’s Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by public companies, being evolved and converged with International Financial Reporting Standards (IFRS) over a transitional period to be complete by 2011. The official changeover date from Canadian GAAP to IFRS is for interim and

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.

  Significant Accounting Policies (continued)

annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company has not yet assessed the impact of the ultimate adoption of IFRS on the Company.

(ii) Goodwill and Intangibles – Section 3064

The CICA issued the new Handbook Section 3064, “Goodwill and Intangible Assets”, which will replace Section 3062, “Goodwill and Intangible Assets”. The new standard establishes revised standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The new standard also provides guidance for the treatment of preproduction and start-up costs and requires that these costs be expensed as incurred. The new standard applies to the Company’s annual and interim financial statements beginning January 1, 2009. The Company does not expect the adoption of this change to have an impact on its consolidated financial statements.

(iii) Sections 1582, Business Combinations, 1601, Consolidations and 1602, Non-controlling Interests

In January 2009, the CICA issued these new sections to replace Section 1581, “Business Combinations” and Section 1600, “Consolidated Financial Statements.” Section 1582 will apply to a transaction in which the acquirer obtains control of one or more businesses (as defined in the Section). Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value. A bargain purchase will result in the recognition of a gain.

Any non-controlling interest will be recognized as a separate component of shareholders’ equity and net income will be allocated between the controlling and non-controlling interests. These new standards will apply to fiscal years beginning on or after January 1, 2011. The Company is currently evaluating the impact of the adoption of these changes on its consolidated financial statements.

(iv) EIC -173 Credit Risk and the Fair Value of Financial Assets and Liabilities

In January 2009 the Emerging Issues Committee (“EIC”) issued EIC-173. In this EIC the Committee reached a consensus that in determining the fair value of financial assets and financial liabilities an entity should take into account the credit risk of the entity and the counterparty. The EIC is effective for periods ending after the issuance date, the Company is evaluating the effect of EIC-173 and will adopt prospectively.

(v) EIC – 174 Mining Exploration Costs

On March 27, 2009 the EIC issued EIC-174. In this EIC the Committee reached a consensus that an enterprise that has initially capitalized exploration costs has an obligation in the current and subsequent accounting periods to test such costs for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The EIC is effective for periods ending after the issuance date and the Company believed that the impact of adoption is in line with the Company’s existing accounting policies.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

3.    Significant Accounting Policies (continued)

(k) Comparative Figures

Certain comparative figures have been reclassified to conform to the presentation as at and for the year ended December 31, 2008.

4.    Short-term Investments

As at December 31, 2008, short-term investments consisted of $850,904 of cashable guaranteed investment certificates with terms of greater than ninety days but not greater than one year (2007 – $3,995,269) and $71,655 in commercial notes (2007 – $2,065,775). Including in December 31, 2007, the Company held 420,000 common shares of Nanika Resources Inc. (formerly known as New Cantech Venture Inc.) (“Nanika”). The market value of the shares was $88,000 as at December 31, 2007.

5.   Marketable Securities

As at December 31, 2008, the Company held 420,000 common shares of Nanika Resources Inc. The market value of the shares was $12,600. In 2008, Management assessed the Company’s marketable security holdings and determined to reclassify the shares of Nanika as long-term for consistency with management’s intentions.

6.

Mineral Interests

i.

Guangdong – Changkeng

On February 8, 2007, Minco China, Minco Gold’s wholly owned subsidiary, replaced Minco Gold as the controlling shareholder in MingZhong by signing a joint venture agreement with the JV partners (“the minority shareholders”) to form Guangzhou MingZhong Mining Co., Ltd (“MingZhong”) and on March 30, 2007 MingZhong received its business license.

The original Changkeng exploration permit (owned by No. 757 Exploration Team of Guangdong Geological Exploration Bureau (“757 Exploration Team”)) which expired in September 2006, has been renewed until September 10, 2009. MingZhong signed an exploration permit transfer agreement with No. 757 Exploration Team and on January 5, 2008, MingZhong received the exploration permit. The value of the exploration permit was RMB 48 million (approximately $7.3 million).

The initial committed contribution to MingZhong by the five partners was established at RMB 100 million ($16.57 million). The contributions would be used to purchase the exploration permit for RMB 48 million ($7.3 million) and funds for exploration and development of RMB 52 million ($9.27 million). Minco China is to contribute at a rate of 51% and the other minority shareholders contributing 49% to registered capital, as and when funds are required for the purchase of the exploration permit and exploration activities.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

6.

Mineral Interests (continued)

During 2008, the shareholders of MingZhong contributed through shareholder loans totalling RMB 30 million (approximately $5.39 million) to MingZhong. Of this balance Minco China contributed 51% or RMB 15.3 million (approximately $2.72 million) and the minority shareholders contributed 49% or RMB 14.7 million (approximately $ 2.67 million).

Of the RMB 30 million (approximately $5.39 million) contributed by the shareholders of MingZhong RMB 19 million (approximately $2.94 million) was used to make the first payment of the ChangKeng Exploration Permit to 757 Exploration Team and RMB 11 million (approximately $1.7 million) was used on exploration and other operating expenses. A $0.7 million exchange loss was incurred as result of these transactions.

As at December 31, 2008, the remaining balance due on the payment for the exploration permit of RMB 29 million (approximately $ 5.04 million) has been accrued in the Company’s financial statements. Minco China is responsible for its 51% shareholder contribution of RMB 14.8 million (approximately $ 2.57 million) and the minority shareholders are responsible for their 49% shareholder contribution RMB 14.2 million (approximately $ 2.47 million) to fund the final amount due on the exploration permit.

As at December 31, 2008, the Company recorded exploration permit costs of $3.66 million, interest expenses $0.21 million and a $1.17 million exchange loss for the remaining balance of RMB 29 million (approximately $5.04 million).

Subsequent to year end (see Note 20(c)), the MingZhong shareholders agreed to contribute RMB 51.7 million (approximately $9.2 million) to registered capital and to use the proceeds to pay back the shareholder loans RMB 30 million (approximately $5.39 million) and to fund on going exploration and permitting on the ChangKeng project.

ii.

Gansu – Longnan

Minco China presently holds twelve exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field.

The Longnan project has been divided into three sub-projects according to their geographic distribution, type and potential of mineralization:

(1)

Yangshan: including five exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area; potential for gold

(2)

Yejiaba: including four exploration permits adjacent to Guojiagou exploration permit; potential for gold and antimony.

(3)

Xicheng East: including three exploration permits to the east extension of the famous Xicheng Pb-Zn mineralization belt; potential for gold, silver, lead and zinc.

The Company has spent a cumulative total of $2.8 million to December 31, 2008 (2007 - $1.4 million) on exploration costs.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

6.

Mineral Interests (continued)

During the year, the Company recorded the sale of an exploration permit for RMB 2.8 million ($425,632) and has received total proceeds.

Both Anba gold property and Minco – Qinqi project were ceased in 2007. Totalling costs incurred for the AnBa gold property were $490,422, and $278,576 was for the Minco – Qinqi project.

iii.

Inner Mongolia - Gobi Gold

The project is located in Inner Mongolia Autonomous Region, China.  Pursuant to a co-operative joint venture agreement signed on March 12, 2004, Minco Gold can earn  a 75% interest (through shareholdings) in the project after spending RMB 18 million (approximately $2.7 million) over a four-year period ended  March 12, 2008.  The Damo joint venture company was formed to hold the above noted mineral interests.

At December 31, 2008, the Company has spent a cumulative total of $1.9 million (2007 - $1.7 million) and earned a 65% (2007 – 63%) project interest.

iv.

Inner Mongolia - BYC

On July 18, 2008 the Company signed an agreement with Long Da Fu (Beijing) Investments Co. Ltd (“LongDaFu”) to sell the interest in HYMK for RMB 7 million ($1.2 million). There was a transition period from September 10, 2008 to October 31, 2008 while the companies awaited government approval. Following receipt of government approval, on October 31, 2008, Long Da Fu took over management control and daily operations. Of the total RMB 7 million ($1.2 million), the Company received RMB 4.25 million ($757,710) and has recorded RMB 2.75 million ($490,283) as receivable on December 31, 2008. This was received subsequent to the year end 2008.

v.

Hunan – Gold Bull Mountain

In July 2006, Minco China’s wholly owned subsidiary Yuanling Minco entered into a Gold Bull Mountain Mining License Transfer Agreement with Yuanling County Government.  On August 10, 2006, the Gold Bull Mountain Mining License was transferred to Yuanling Minco. As of December 31, 2006, the Company had paid a total of RMB 2.5 million (approximately $358,500).

On August 5, 2006, the Company entered into a Shareholding and Enterprise Assets Transfer Agreement to acquire Huaihua Tiancheng in order to obtain exploration permits for the areas around the Gold Bull Mountain mining licensed area. The acquisition price was RMB 6.0 million (approximately $852,000), which was paid and expensed as of December 31, 2006.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

6.

Mineral Interests (continued)

As at December 31, 2008, the Company wrote off a total of RMB 2.5 million (approximately $358,500) recorded as the mineral interests. This is the cost of Gold Bull Mountain mining license. Management decided to write off the license because there is a significant deterioration in the business environment and the Company did not manage to find any new minerals in the property. The Company does not possess any external valuation appraisal to support the value of the mining license.

As at December 31, 2008 the Company has incurred a cumulative total of $2.2 million (2007 - $2.1 million) in exploration costs. The Company has determined that as part of its prioritization of its cash management, that the Gold Bull Mountain project no longer be funded.

Subsequent to year end, the Company decided explore the possibility of selling Yuanling Minco. Management continues to evaluate all of their properties, including Gold Bull Mountain in relation to commodity prices and currently management believes that the potential sales proceed will exceed the recorded value in mineral interests.

vi. Henan Zhongjia - XiaoShan

The Xiaoshan project consists of two exploration permits (the Huluyu permit and the Dafangshan permit) and both permits are held by the Henan Nonferrous Exploration and Mining Company (“HNEM”), a subsidiary of the Nonferrous Geological Exploration Bureau of Henan Province.

On April 30, 2007, a JV contract was signed between Minco China and HNEM to jointly explore and develop the precious and nonferrous resources in the Xiaoshan project area. On June 11, 2007, a business license was issued to the JV, Henan Zhongjia Minco Mining Co. Ltd. (“Zhongjia”). The Company has spent accumulative costs of $1.5 million up to December 31, 2008 (2007 - $1.1 million) on exploration activities, including $842,788 (RMB 6.0 million) incurred in 2007 to acquire the exploration permits.

On December 4, 2008, the agreement with HNEM was amended to indicate that the Company will not be required to make any further investment for the XiaoShan project. Further investment will be funded by new shareholders; the Company’s current 70% interest in Zhongjia will eventually be diluted to 20.59%. The new shareholder has not contributed as at December 31, 2008, therefore the dilution impact has not yet taken effect.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

6.

Mineral Interests (continued)

The following is a summary of exploration costs incurred by the Company:

	Costs Incurred January 1 to December 31, 2008	Costs Incurred January 1 to December 31, 2007	Cumulative Costs Incurred to December 31, 2008
Currently active properties:
Gansu
- Minco-Qinqi (formerly West Extension of Yangshan) *	$-	$(163,008)	$278,576
- Yangshan (Anba) *	-	12,941	490,422
- Longnan	1,414,127	886,375	2,797,887
Inner Mongolia
- Gobi Gold	270,532	214,319	1,983,542
- BYC **	-	34,098	869,535
Guangdong
- Changkeng	8,351,719	176,365	9,054,802
Hunan
- Gold Bull Mountain	98,948	655,858	2,157,540
Henan Zhongjia
- Xiaoshan	411,181	1,131,000	1,542,181
Total	10,546,507	2,947,948	19,174,485
Exploration cost recoveries	-	163,008	(956,903)
Expensed mining license costs	(358,500)	-	(358,500)
Expensed exploration permits	(6,611,918)	(842,788)	(9,203,512)
Expensed exploration costs	(3,934,589)	(2,268,168)	(8,655,570)
Capitalized (write off) mining license costs	$(358,500)	$-	$-

*  The projects were ceased.

** The project was sold.

7.

Plant, Property and Equipment

	December 31, 2008
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 235,885	$ 152,958	$ 82,927
Leasehold improvements	66,044	46,916	19,128
Mining equipment	358,909	213,067	145,842
Motor vehicles	386,859	148,409	238,450
Office equipment and furniture	134,597	107,423	27,174
	$1,182,294	$ 668,773	$ 513,521

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

7. Plant, Property and Equipment
	December 31, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 193,843	$ 120,867	$ 72,976
Leasehold improvements	63,980	38,683	25,296
Mining equipment	306,142	197,697	108,445
Motor vehicles	368,874	109,766	259,107
Office equipment and furniture	132,055	98,170	33,886
	1,064,894	565,183	499,710
Discontinued operations	7,296	2,835	4,461
	$ 1,072,190	$ 568,018	$ 504,171

8.  Equity Investment in Minco Silver Corporation

As at December 31, 2008 the Company owns 13,000,000 common shares of Minco Silver (2007 – 13,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

The Company did not participate in the public offerings by Minco Silver in 2005 and 2006 and as a result its ownership interest decreased from approximately 55.60% to 45.50% at December 31, 2006. The Company’s ownership interest decreased further to 41.75% primarily due to the Company’s sale of 1,000,000 shares of Minco Silver in 2007. During 2008, the Company’s ownership decreased to 40.48% due to the exercise of options by Minco Silver option holders.

The Company is exposed to the transactions undertaken by Minco Silver through its equity accounting for the Company’s investment in Minco Silver.

Following the dilution of Minco Gold’s shareholding interest in Minco Silver, Minco Gold recognized a dilution gain and equity loss on investment in Minco Silver as follows:

	2008	2007
Dilution gain in Minco Silver	$1,544,454	$191,000
Equity loss of Minco Silver Corporation	$(948,750)	$(3,239,898)
Income (loss) from investment in Minco Silver	$595,704	$(3,048,898)

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

8.  Equity Investment in Minco Silver Corporation (continued)

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

	December 31, 2008	December 31, 2007
Investment in Minco Silver Corporation on an equity basis	$3,675,116	$3,079,412

Market value of Minco Silver shares	$18,460,000	$38,740,000

As at December 31, 2008 the closing share price for Minco Silver’s shares on the Toronto Stock Exchange was $1.42 (2007 - $2.98).

As of December 31, 2008, Minco Silver had current assets of $5,398,758, non-current assets 12,330,727 (including $5,294,098 in capitalized mineral interest costs), current liabilities of $1,949,370 and shareholders equity of $15,780,115. Minco Silver incurred exploration costs of $1,814,641, administration costs of $1,369,282 and a loss of $2,295,138 during the year ended December 31, 2008.

On July 22, 2008, Minco Silver announced the potential acquisition of 100% of the issued and outstanding common shares of Sterling Mining Company (“Sterling”).  Among the terms of the deal is that Minco Silver has offered 0.51 of a Minco Silver share for each one of Sterling’s share.  The Company extended a line of credit in the amount of US$15.0 million (“the facility”) to be advanced from time to time to meet general working capital and other operating expenses to carry on Sterling’s business, of which US$5.0 million was advanced on July 30, 2008; bearing 10% simple interest plus fees and expenses.

On August 27, 2008 the Company terminated the obligation to acquire 100% of the outstanding common shares of Sterling and the obligation to advance the additional US$10.0 million under the line of credit, as provided in the facility.

Minco Silver is of the opinion that they will be successful in recovering all of the funds due to the Company, through the bankruptcy protection proceedings, which were initiated on March 3, 2009, by Sterling when it filed a voluntary petition under Chapter 11 bankruptcy code.

Under the new policy Minco Silver had capitalized $5.3 million (2007 - $nil) of development costs and Minco Gold’s equity share of this amount is $2.1 million.

9.   Non-Controlling Interest (“NCI”)

The non-controlling interest represents the interest of minority shareholders in Zhongjia, and the interest of the minority shareholders in MingZhong, based on the amount of their investment adjusted by their share of income or losses from operations since the date of their investment. For the year ended December 31, 2008, the Company has recorded $Nil  NCI balance as the amounts that would be allocated to the minority interest parties would have exceeded their NCI balance. The Company reduced their balance to zero

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

10.  Discontinued Operations

Pursuant to CICA Handbook Section 3475 “Disposal of Long-Lived Assets and Discontinued Operations”, the consolidated financial statements of the Company have been reclassified to reflect discontinued operations of Minco Base Metals Corporation (“Minco Base Metals”) and of Inner Mongolia HuaYu-Minco Mining Co., Ltd. (HYMK). Accordingly, exploration costs and administrative expenses, assets and liabilities and cash flows of discontinued operations have been segregated in the Consolidated Statements of Operations and Comprehensive Loss and Deficit and Consolidated Balance Sheets. The net operating results, net assets and net cash flows have been reported as “Discontinued Operations”.

The following information summarizes the financial information for the Company’s discontinued operations:

On November 15, 2007, the Company effected the reorganization and spin-off of Minco Base Metals, including its interest in Gansu Keyin Mining Co. Ltd. and the White Silver Mountain project. The Company issued 1 common share in Minco Base Metals Corporation for every 5 common shares of the Company (the assets disposed of consisted primarily of cash, receivables and payables).  The 2007 loss of Minco Base Metals prior to disposition was $39,596. The net liabilities of $112,674 of Minco Base Metals as of November 14, 2007 were credited to contributed surplus of the Company.

Below are two tables that summarize the financial information for the Company’s discontinued operations:

Minco Base Metals Corporation

Balance Sheet

(Expressed in Canadian Dollars)
November 14, 2007

ASSETS

Current assets
Cash	$ 5,082
Receivables	4,504
Current assets of discontinued operations	9,586

Plant, property and equipment	16,534
Total assets of discontinued operations	26,120

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	138,794
Total liabilities of discontinued operations	138,794

Net liabilities of Minco Base Metals disposed	$(112,674)

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

10.   Discontinued Operations (continued)

Minco Base Metals Corporation

Statement of Operations and Comprehensive Loss and Deficit

(Expressed in Canadian Dollars)
Period from January 1, 2007 to November 14, 2007

Exploration costs	$ 9,172
Administration expenses	30,424

Net loss from discontinued operations	$(39,596)

Minco Base Metals Corporation

Statement of Cash Flows

(Expressed in Canadian Dollars)
Period from January 1, 2007 to November 14, 2007

Cash used by operating activities of discontinued operations	$(4,240)
Cash used in investing activities of discontinued operations	-
Cash provided by (used in) financing activities of discontinued operations	7.820

Increase (decrease) in cash	3,580

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

10.   Discontinued Operations (continued)

On July 18, 2008, the Company entered into a sale agreement to dispose of its interest in HYMK. After completion of all legal requirements and approvals, the Company relinquished all managerial involvement and controls to the purchaser on October 31, 2008. Gross proceeds on disposal were RMB 7.0 million (approximately $1.2 million).

The table below indicates the assets associated with Inner Mongolia Huayu-Minco Mining, Co., Ltd. and a discontinued operation:

    Inner Mongolia Huayu-Minco Mining Co., Ltd

    Balance Sheets

(Expressed in Canadian Dollars)
	December 31, 2008	December 31, 2007

ASSETS

Current assets
Cash	$ -	$ 5,409
Receivables	-	67
Prepaid	-	362
Current assets of discontinued operations	-	5,838

Plant, property and equipment	-	4,461
Total assets of discontinued operations	-	10,299

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	-	137
Total liabilities of discontinued operations	-	137

Net assets of Huayu-Minco disposed	$ -	$ 10,162

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

10.  Discontinued Operations (continued)

Inner Mongolia Huayu-Minco Mining Co., Ltd

Statements of Operations and Comprehensive Loss and Deficit

(Expressed in Canadian Dollars)
	Period from January 1, 2008 to October 31, 2008	Year Ended December 31, 2007
Exploration costs	$ 6,875	$ 26,814
Administration expenses	24,077	9,454
Loss from discontinued operations	(30,952)	(36,268)

Gain on disposition (net of tax -$35,268)	1,195,682	-

Earnings from discontinued operations	1,164,730	-

Earnings (loss) for the year from discontinued operations	$ 1,164,730	$ (36,268)

Inner Mongolia Huayu-Minco Mining Co., Ltd

Statements of Cash Flows

(Expressed in Canadian Dollars)
	Period from January 1, 2008 to October 31,	Year Ended December 31,
	2008	2007

Cash provided by operating activities of discontinued operations	641,736	3,258
Cash provided by investing activities of discontinued operations	4,461	-
Increase in cash and cash equivalents	646,197	3,258

11. Loans payable

As at December 31, 2008, total loan payable of $ 2,881,237 consists of $ 2,667,296 of the minority shareholders’ loans in MingZhong and $ 213,941 of the minority shareholder’s loan in Henan Zhongjia Minco.

MingZhong signed loan agreements with its shareholders on December 10, 2008 for RMB 30 million ($5.39 million). The loans are unsecured, bear interest at 5.04% and are repayable on May 31, 2009. Subsequent to year end, the MingZhong shareholders have agreed to contribute RMB 51.7 million ($9.2 million) to registered capital and to use the proceeds to pay the shareholder’s loan and agreed to waive the interest in the shareholder’s loan.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

11. Loans payable (continued)

The balance of loans payable includes a shareholder's loan in Henan Zhongjia Minco. This loan was originated by the minority shareholder of Henan Zhongjia Minco who provided funding to the total of RMB 1.2 million ($213,941) during the year to support the exploration activities in that company. The loan is unsecured, non-interest bearing and is repayable on demand.

12. Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

Balance, December 31, 2006	42,865,219	$ 33,809,903
Stock options exercised ranging from $0.55 to $1.35 per share, including $63,750 contributed surplus attributed to stock-based compensation recognized	111,166	169,558

Purchased and cancelled pursuant to normal course issuer bid	(48,000)	(37,951)
Balance, December 31, 2007	42,928,385	33,941,510
Stock options exercised at $0.79 per share, including $33,973 contributed surplus attributed to stock-based compensation recognized	60,666	80,412
Balance, December 31, 2008	42,989,051	$ 34,021,922

Under an original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was effected in January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was effected in January 2007); and (d) 379,516 escrow shares on July 1, 2007. As at December 31, 2007, all shares are released from escrow.

The Toronto Stock Exchange accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. Prior to the expiry of the bid, the Company acquired and cancelled 48,000 common shares at a cost $44,450.  The cost to purchase the shares exceeded their carrying value by $6,499.  This excess has been charged to retained earnings.

(b)

Share purchase warrants and broker options

There were no share purchase warrants outstanding as at December 31, 2008 (2007 – Nil).

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

12.

Share Capital (continued)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2006	$ 1,649,343
2007 stock-based compensation	2,022,850
Transfer to share capital on exercise of stock options	(63,750)
Transfer of net liabilities to Minco Base Metals	112,674
Balance at December 31, 2007	3,721,117
2008 stock-based compensation	1,242,953
Transfer to share capital on exercise of stock options	(33,973)
Balance at December 31, 2008	$ 4,930,097

(d) Minco Gold Stock Options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan.  The number of common shares reserved for issuance is 4,725,834 based upon option granted and not exercised. The maximum number of common shares reserved for issuance is 15% of the issued and outstanding shares.

In 2008, Minco Gold granted 767,500 stock options to its directors, officers, employees and consultants at the price range from $0.46 to $1.44 per share. The stock options granted vest in various increments and have a maximum term of five years.

Minco Gold recorded $1.2 million in stock based compensation expense in 2008 (2007 - $2.0million).

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

12.

Share Capital (continued)

A summary of the status of options granted by Minco Gold is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2006	2,945,334	$ 1.61
Granted	3,865,000	1.07
Exercised	(111,166)	0.95
Cancelled and Forfeited	(1,197,501)	1.71
Expired	(265,000)	1.50
Options outstanding at December 31, 2007	5,236,667	$ 1.21
Granted	767,500	1.03
Exercised	(60,666)	0.79
Cancelled and Forfeited	(1,217,667)	1.48
Options outstanding at December 31, 2008	4,725,834	$ 1.11

The weighted average fair value of options granted by Minco Gold during the period ended December 31, 2008 was $1.03. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $1.06	2,682,167	3.82	$0.80	1,610,328	$0.85
$1.07 - $1.63	1,181,667	3.49	$1.32	808,335	$1.31
$1.64 - $2.54	762,000	1.84	$1.69	762,000	$1.69
$2.55 - $3.00	100,000	2.33	$2.55	100,000	$2.55
	4,725,834	3.39	$1.11	3,280,663	$1.21

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

12.

Share Capital (continued)

The Company used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2008	2007	2006
Risk-free interest rate	1.69% - 3.10%	3.95% - 4.59%	3.83% - 4.5%
Dividend yield	0%	0%	0%
Volatility	64% - 77%	86% - 104%	114% - 134%
Approximate expected lives	5 years	5 years	5 years

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management’s opinion, existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

13.    Income Taxes

On March 16, 2007, the National People’s Congress (NPC) of China approved the new Corporate Income Tax Law, which became effective on January 1, 2008.  The new law establishes a unified 25% tax rate for both domestic enterprises and foreign invested enterprises (FIEs).  This change of the Chinese tax law will have impact to the extent of the Company’s business operation in China when the Company becomes profitable in China.

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the following items:

	2008	2007
Loss before discontinued operations and non-controlling interest	$ (14,426,371)	$ (7,933,809)
	31%	34.12%

Income tax recovery at statutory rates	$ (4,472,175)	$ (2,707,016)
Non-taxable capital gain	-	(553,530)
Non-taxable dilution gain	(92,334)	520,313
Non-deductible expenses	(1,298,184)	734,677
Difference in foreign tax rates	1,043,006	145,999
Impact of federal tax rate change	179,848	637,268
Expiry of non-capital loss carry forward	196,776	356,895
Business tax/China withholding tax	85,349	-
Change in valuation allowance	4,181,504	865,394
Others	261,559	-
Provision for tax expenses	$ 85,348	$ -

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

13.

 Income Taxes (continued)

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31 are as follows:

	2008	2007
	26.00%	27.00%
Future income tax assets:
Non-capital losses	$ 4,050,990	$ 2,576,597
Unclaimed resource expenditures	4,365,041	1,744,282
Capital assets	175,827	142,273
Marketable securities	87	-
Equity investment in Minco Silver	97,254	-
Share issue costs	8,970	53,514
	8,698,169	4,516,666
Future income tax liabilities:
Less: valuation allowance	(8,698,169)	(4,516,666)
Net future income tax assets	$ -	$ -

No future income tax asset has been recognized as realization is not considered more likely than not, due to the uncertainty of future taxable income.

The Company has Canadian non-capital loss carry forwards of approximately $5,842,000 that may be available for tax purposes. The expiry for Canadian non-capital loss carry forwards is as follows:

Non-Capital Losses Canada
2009	$ 774,000
2010	857,000
2015	117,000
2026	1,442,000
2027	1,530,000
2028	1,122,000
$ 5,842,000

As at December 31, 2008 the substantively enacted and enacted Canadian future tax rate in 2012 and onwards is 26%

The Company also has $3.8 million (2007 - $4.3 million) of cumulative foreign resource expenses for Canadian income tax purposes which can be carried forward indefinitely and used to reduce future taxable income in Canada.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

13.

Income Taxes (continued)

Such cumulative foreign resource expenses are related to the Company’s exploration activities in China. Consequently, these resource expenses may also be currently deductible for Chinese tax purposes (subject to Chinese tax law deductibility limitations) which would result in tax losses in China.

The Company has approximately $ 10 million of operating losses and approximately $13.9 million of unclaimed exploration expenses for Chinese income tax purposes. Operating losses incurred in a year can be carried forward for five years, while unclaimed exploration expenses will be amortized to match with future sales.

In China, under the new Corporate Income Tax Law, which became effective on January 1, 2008, the Company is required to pay withholding income tax on deemed interest for intercompany loan in China which is not claimable against Canadian carried forward loss.

14.

Related Party Transactions

a.

The Company earned the rental income and incurred the following fees to its directors or corporations controlled by its directors:

	2008	2007
Rental Income	$ 68,100	$ 58,761
	2008	2007
Exploration costs	$ 85,937	$ 80,625
Management fees	42,135	17,344
Property investigation	6,979	21,094
Investor relations	8,177	-
Director's fees	48,000	62,500
	$ 191,228	$ 181,563

b.

Receivables of $166,872 (2007 - $239,260) are due from four companies related by two common directors.

At December 31, 2008, the Company has nil balance due to Minco Silver (2007 - $1,929,893). The Company owns 40.48% of the issued shares of Minco Silver and has one common director.

At December 31, 2008,  the Company has a $1,246,282  due from Minco Silver (2007 – $4,639,788) in relation to expenditures on the Fuwan Silver Property, new silver project investigation cost, and shared office expenses for both offices in  Vancouver and Beijing. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

14.

Related Party Transactions (continued)

At December 31, 2008, the Company has $506,569 (2007 - $271,999) due from Minco Base Metals in relation to expenditures on the White Silver Mountain project and shared office expenses.  The amount due from Minco Base Metals is unsecured, non-interest bearing and repayable on demand. The Company is related to Minco Base Metals through two common directors and one common officer. The Company provided financial assistance to fund Minco Base Metal’s operation.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

15.

Capital Risk Management

The Company’s objectives in the managing the liquidity and capital are to safeguard the Company’s ability to continue as a going concern and provide financial capacity to meet its strategic objectives. The capital structure of the Company consists of equity attributable to common shareholders, comprising issued share capital, common share purchase warrants, contributed surplus, accumulated and other comprehensive income and accumulated deficit.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets.

In order to facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending upon various factors, including successful capital deployment and general industry conditions. The annual and updated budgets are approved by the Board of Directors.

The Company does not pay out dividends.

The Company expects that with the combination of its current on hand resources; its ability to raise capital, its ability to work with its minority partners and joint venture partners; and its ability to manage the timing of exploration expenses, that there will be sufficient to complete its planned exploration business plan and support basic operations for the next 12 months. While the Company believes it will be able to raise the additional financing when required, the impact of the current global economic downturn and uncertainty of global equity markets provide no guarantees that the Company can complete a financing.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

16.

Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $1,451,329 as follows:

2009	$ 200,174
2010	205,533
2011	219,393
2012	226,323
2013	240,183
2014	247,113
2015	112,613
$ 1,451,329

The Company has entered into sub-lease agreements for a portion of its leased premises.

17.

Geographic Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The Company conducts operations only in Canada and in China; therefore segregates its financial results by geographical division. The Company’s total assets, liabilities and operating loss are as follows:

	December 31	December 31
	2008	2007
Current Assets
Canada	$ 1,945,475	$ 7,932,446
China	4,360,190	4,859,715
	$ 6,305,665	$ 12,792,161

	December 31	December 31
	2008	2007
Long-term Assets
Canada	$ 3,813,628	$ 3,119,479
China	439,132	873,881
	$ 4,252,760	$ 3,993,360
	December 31	December 31
	2008	2007
Current Liabilities
Canada	$ 192,831	$ 2,344,007
China	8,495,976	514,298
	$ 8,688,807	$ 2,858,305

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

17.

Geographic Information (continued)

	2008	2007

Loss for the year
Canada *	$ (2,411,563)	$ (3,959,788)
China	(10,850,742)	(3,620,443)
	$ (13,264,305)	$ (7,580,231)

	2008	2007

Tax expense for the year
Canada *	$ -	$ -
China	(85,348)	-
	$ (85,348)	$ -

*Included within the Canadian division’s income (loss) for the year is $595,704 (2007 – $(3,048,898)) which included the adjustments from the Company’s equity investment in Minco Silver (Minco Gold owns 40.48% of Minco Silver and has one common director). Refer to Note 8 for details of the Company’s interest in Minco Silver.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

18. Earnings (Loss) per Share

The table below calculates the basic and diluted earnings and loss per share.

	2008	2007

Loss per share from continuing operations
Basic	(0.34)	(0.18)
Diluted	(0.34)	(0.18)

Earnings per share from discontinued operations
Basic	0.03	-
Diluted	0.03	-
Loss per share
Basic	(0.30)	(0.18)
Diluted	(0.30)	(0.18)
Weighted average number of shares outstanding	42,970,813	42,908,809
Effect of dilutive securities
Stock options	50,640	-
Diluted weighted average number of shares outstanding	43,021,453	42,908,809

Stock options are excluded from the computation of diluted earnings per share when the exercise prices exceeded the average market value of the common shares or has created an anti-dilutive effect

19. Financial Risk Management

The Company’s operations consist of the acquisition and exploration of properties in China. The Company examines the various financial risks to which it is exposed to. These risks may include credit risk, liquidity risk, currency risk and interest rate risk. Management reviews these risks on a periodic basis and when material, they are reviewed and monitored by the Board of Directors.

Credit risk – Credit risk is the risk that the financial benefits of contracts with a specific counterparty will be lost if the counterparty defaults on its obligations under the contract, This includes any cash amounts owed to the Company by these counterparties, less any amounts owed to the counterparty by the Company where a legal right to set-off exists and also includes the fair value contracts with individual counterparties which are recorded in the financial statements. The Company considers the following financial assets to be exposed to credit risk:

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

19.

Financial Risk Management (continued)

Financial Assets

Held for trading $3,539,570*

Loans/other receivable $2,649,582**

*Held for trading includes cash and cash equivalents, short term investment and long –term marketable securities.

** Loans/other receivables include receivables, Due from Minco Silver and Due from Minco Base Metals.

The effective interest rate on financial assets (short term deposits and GICs) ranged up to 4.10%.

Cash and cash equivalents – In order to manage credit and liquidity risk by investing its funds with reputable financial institutions. The Company places its Canadian based short-term investment funds into fixed income securities with terms of 90 days or less when acquired and its China based funds invested in term deposits of 90 days or less. The fair value approximates the carrying value.

Short term investments – Consisting of marketable securities and guaranteed investment certificates with maturities greater than 90 days when acquired. The fair value approximates the carrying value as the marketable securities are marked to market with published price quotation at the balance sheet date.

Receivables and due from related parties – Credit risk with related parties is the risk of default. The Company manages this risk by continuously monitoring the financial position of the borrower. Balances with related parties are unsecured; non-interest bearing and due on demand (see Note 13).

Liquidity risk – The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements and its exploration plans. The annual budget is approved by the Board of Directors. The Company insures that there are sufficient cash balances to meet its short-term business requirements or has the flexibility to delay certain corporate activities until funds become available. The Company believes that it has the ability to raise additional funds to meet its current obligations. The Company’s exposure to liquidity risk is:

Financial Liabilities

Other Liabilities $8,688,807*

* Other Liabilities includes accounts payable, accrued liabilities and loan payable.

All other liabilities are due on demand except for balance of $5,047,161 which is due and payable in one year. $5,047,161 (discounted at 5% to carrying value) of the total balance is due in one year and has a contractual value of $5,170,262.

MINCO GOLD CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

 (Expressed in Canadian Dollars)

19.

Financial Risk Management (continued)

The effective interest rate on financial liabilities (accounts payable) ranged up to 5%.

Currency/Foreign exchange risk – The Company’s functional currency is the Canadian dollar and therefore the Company’s net earnings are impacted by fluctuations in foreign currencies. The Company raises funds in Canadian dollars and lends either Canadian dollar amounts to support the Chinese operations. As the Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB, there exist foreign currency risks arising from changes in exchange rates with the Canadian dollar. The Company maintains its excess cash in Canadian based assets. The Company does not hedge its foreign currency fluctuations. A 1% strength in the Canadian dollar against the Chinese RMB will have a before tax effect of a $41,700 gain on the financial results.

Interest rate risk – The interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuates because of changes in market interest rates. Cash and short-term investments entered into by the Company bear interest at a fixed rate thus exposing it to the risk of changes in fair value arising from interest rate fluctuations. Short term investments are invested in high grade, highly liquid instruments and the Company exposes itself to variable interest rate fluctuations. A 1% increase in the interest rate in China will have a net (before tax) expense effect of $26,673 and a 1% increase in the interest rate in Canada will have a net (before tax) income effect of $9,226, assuming the foreign exchange rate remains constant.

20. Subsequent Events

(a) Effective January 22, 2009, the Company granted options over 1,582,000 common shares to various employees, directors, and contractors at an exercise price of $0.48 that vest over an 18 month period from the issue date and expire in January 2014.

(b) As of February 28, 2009, the Company received the final installment payment on the sale of BYC of RMB 2.8 million ($0.5 million) (See Note 6 (iv).)

(c) Effective March 27, 2009, the MingZhong shareholders agreed to increase the companies registered capital by RMB 51.7 million ($9.2 million) and to pay off the RMB 30 million ($5.39 million) loans from shareholders. The Company’s 51% share of commitment to increase this registered capital will be a net RMB 26.4 million ($4.7 million).

(d) As of April 9, 2009, the Company is subject to a Cease Trade Order due to delayed filing of 2008 annual Financial Statements and MD&A.